424(b)(3)
                                                                  No. 33-90998
                          CNL INCOME FUND XVII, LTD.
                                      AND
                          CNL INCOME FUND XVIII, LTD.


      This Supplement is part of, and should be read in conjunction with, the Prospectus dated August 11, 1995 and the Prospectus Supplement dated July 31, 1996. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.


                                 THE OFFERING

GENERAL

      The General Partners have elected to extend the Offering until August 11, 1997. Upon completion of the offering of Units of CNL XVII, the offering of Units of CNL XVIII will commence.

SUBSCRIPTION PROCEDURES

      The offering of Units of CNL XVII terminated on September 19, 1996, at which time subscriptions for an aggregate 3,000,000 Units ($30,000,000), including Units sold pursuant to the Reinvestment Plan, had been received and 1,602 subscribers had been admitted as Limited Partners in accordance with the Partnership Agreement of CNL XVII. Based on such amount, CNL XVII incurred $1,350,000 in Acquisition Fees to an Affiliate of the General Partners. As of September 19, 1996, CNL XVII had invested or committed for investment approximately $20,000,000 of such proceeds in 19 Properties and to pay Acquisition Fees and miscellaneous Acquisition Expenses, leaving approximately $6,400,000 in offering proceeds available for investment in Properties. The offering of Units of CNL XVIII commenced on September 20, 1996. Up to 3,000,000 Units ($30,000,000) of CNL XVIII will be offered for sale to the public, subject to the Managing Dealer's option to increase the offering of Units of CNL XVIII by up to 500,000 additional Units ($5,000,000) to 3,500,000 Units ($35,000,000).

      From September 20, 1996, all subscriptions are for the purchase of Units of CNL XVIII. Offers are no longer being made nor are the General Partners accepting subscriptions for Units of CNL XVII. THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.



October 3, 1996                               Prospectus Dated August 11, 1995